EXHIBIT 16

September 10, 2007

Sandell Asset Management Corp.
40 West 57th Street
New York, New York 10019
Attn: Thomas E. Sandell

Ladies and Gentlemen:


Wendy's International, Inc. (the "Company") has engaged J.P. Morgan Securities Inc. ("JPMorgan") and Lehman Brothers, Inc. ("Lehman Brothers") to advise the Company with respect to one or more possible transactions with you concerning your possible purchase of all or a portion of the stock, assets or business of the Company, or any related transactions as may be mutually agreed between you and the Company (each, a "Transaction"). In connection with your consideration of a Transaction with the Company, the Company, either directly or through one or more of its advisors, is prepared to furnish you with certain confidential and proprietary information concerning the business and properties of the Company. All such information, irrespective of the form of communication, is herein collectively referred to as the "Evaluation Material".

To maintain the confidentiality of the Evaluation Material, except as may otherwise be agreed by the Company in writing, you agree (a) not to disclose any Evaluation Material or notes, summaries, analyses, compilations, studies, interpretations or other material derived therefrom (collectively, "Notes") other than to those of your officers, directors, partners, members, employees, advisors (including without limitation, financial and legal advisors and accountants) and representatives but specifically excluding persons known by you to be shareholders of the Company (collectively, "Representatives") with a need to know the information contained therein for purposes of evaluating a Transaction with the Company and the terms thereof; provided, that such Representatives shall be advised of the confidential nature of the Evaluation Material and shall have agreed or shall otherwise be obligated to keep such Evaluation Material confidential in accordance with the terms of this Agreement; and (b) except as required by applicable law or regulation, including without limitation, disclosure requirements under the federal securities laws, from and after the date hereof, not to disclose that the Evaluation Material has been made available, that you or your Representatives have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto. You agree to be responsible for any breach of this Agreement by any of your Representatives.

You are aware, and you will advise your Representatives who are informed of the matters that are subject to this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the

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communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

The Company (directly or through JPMorgan) may elect at any time to terminate further access by you to Evaluation Material. In addition, you agree that upon any such termination by the Company or your determination not to pursue a Transaction, subject to the last sentence of this paragraph, you will promptly (and in any case within 14 days of the Company's or JPMorgan's request) return to JPMorgan or the Company all Evaluation Material except Notes, cause all Notes to be destroyed, and confirm in writing to the Company that all Notes have been destroyed in compliance with this Agreement, provided that you and your Representatives may retain electronic material contained in electronic back up systems. No such termination will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect for the term of this Agreement. Notwithstanding the foregoing, you and your Representatives may retain copies of Evaluation Material or Notes, together with other communications and information related to a Transaction to the extent necessary to comply with any law, regulation or professional standards; provided however, that any Evaluation Material or Notes so retained will continue to be held confidential pursuant to the terms of this agreement.

This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you prior to its disclosure to you by the Company or its representatives, provided that such information was not known by you at the time of receipt of such Evaluation Material or at any time thereafter to be subject to an obligation of confidentiality, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives when such source is entitled, to the best of your knowledge, to make such disclosure without violating any fiduciary duty or any non-disclosure or confidentiality agreement, or (iv) was independently developed by you or your Representatives without reference to, incorporation, or other use of any Evaluation Material or other confidential information of the Company.

If you or your Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material or Notes, it is agreed that you will, to the extent reasonably practicable, provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Representatives are legally required to disclose Evaluation Material or Notes, you may disclose only that portion of such information as is legally required without liability hereunder; provided, that you agree, if requested by the Company and at its expense, to exercise your commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable

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assurance that confidential treatment will be accorded the Evaluation Material and Notes. In addition, your Representatives may disclose Evaluation Material to federal or state regulatory agencies or self-regulatory organizations that have requested or required the inspection of records that contain Evaluation Material, provided that they advise the entity to which such disclosure is made of the confidential nature of the Evaluation Material and exercise reasonable efforts to obtain assurances that confidential treatment will be accorded such Evaluation Material.

You acknowledge that, in your examination of the Evaluation Material, you will have access to material non-public information concerning the Company. You agree that, for a period beginning the date hereof and ending on December 1, 2007 or until the Standstill Period is otherwise earlier terminated pursuant to this Agreement (the "Standstill Period"), except as may otherwise be permitted by this Agreement, you will not (and you will ensure that your affiliates to whom you provide the Evaluation Material or Notes, directly or indirectly (and any person acting on behalf of or in concert with you or any such affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company (the "Board"), (i) acquire, agree to acquire, propose, seek or offer to acquire any securities or assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, other than the purchase by you of any such securities that were owned on July 30, 2007 by any other person that (a) was a member of a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with you with respect to the Company on July 30, 2007, and (b) is subject to that certain Agreement, dated as of November 4, 2005, by and between Trian Fund Management, L.P. and Sandell Asset Management Corp., as amended by Amendment No. 1 to Agreement dated April 27, 2006 and by Amendment No. 2 to Agreement dated December 1, 2006 (the "Trian/Sandell Agreement"), (ii) enter, agree to enter, propose, seek or offer to enter into any merger, business combination, recapitalization, restructuring, or other extraordinary transaction involving the Company or any of its subsidiaries,
(iii) make, or in any way participate or engage in, any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, other than any voting rights you may have in respect of any securities that were owned on July 30, 2007 by any other person that (a) was a member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) on July 30, 2007 with you with respect to the Company and (b) is subject to the Trian/Sandell Agreement (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, other than your participation in a group with a member that (a) was a member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) on July 30, 2007 with you with respect to the Company and (b) is subject to the Trian/Sandell Agreement,
(v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) disclose any intention, plan or arrangement prohibited by the foregoing or (vii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons (other than your Representatives) with respect to the foregoing. You further agree that during the Standstill Period you will not (and you will ensure that your affiliates to whom you provide the Evaluation Material or Notes, directly or indirectly (and any person acting on behalf of or in concert with you or any such affiliate) will not), directly or indirectly, without the prior written consent of the Board, (a) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (b) take any action that would require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. Notwithstanding the foregoing, nothing in this agreement shall be deemed to in any way restrict or limit your ability to take any action required by applicable law (whether or not restricted by this paragraph). For purposes of the foregoing, any actions taken without your express or implied consent, approval or direction by a person that was a member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) with you with respect to the Company as of July 30, 2007 that is not your affiliate and to which you have not disclosed Evaluation Material or Notes, directly or indirectly, shall not be deemed to be actions taken "in concert with you." Nothing set forth herein shall constitute a waiver of the application of or of any of the Company's rights under the Amended and Restated Rights Agreement between the Company and American Stock Transfer and Trust Company, dated December 8, 1997, as amended from time to time, or constitute any consent, approval or other action for purposes of that agreement or of any governing instrument, other contract or instrument, law, rule or regulation that limits, prohibits or prescribes consequences of an acquisition of shares of the Company, including, without limitation Sections 1701.041, 1701.043, 1701.831 and 1704 of the Ohio Revised Code.

The immediately preceding paragraph shall be null and void and of no force or effect upon the earliest to occur of any of the following (each, a "Termination Event"), provided that (i) a Termination Event shall not relieve you of any liability for breaches of the preceding paragraph occurring prior to such Termination Event and (ii) no Termination Event shall occur as a result of an event described in paragraphs (a) through (e) below resulting from a breach of this Agreement:

(a) the execution by the Company or one of its subsidiaries of a definitive agreement with a third party and the transactions provided for in such agreement would result in any other person or group (as defined in Section 13(d)(3) of the Exchange Act) acquiring or entering into a definitive agreement (approved by the Board) to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries (a "Business Combination");

(b) any other person or group (as defined in Section 13(d)(3) of the Exchange
Act) acquires more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries;

(c) the commencement by any other person or group (as defined in Section 13(d)(3) of the Exchange Act), other than by one or more of your affiliates, of a bona fide tender or exchange offer to acquire more than 50% of the outstanding voting securities of the Company (a "Tender Offer");

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(d) the determination by the Company that it will not proceed with a sale of the
Company or its assets; and

(e) the determination by the Company to proceed with a recapitalization, securitization or other extraordinary transaction (other than in connection with a sale of the Company).

Notwithstanding the foregoing, if an unaffiliated person solicits proxies to effect a change in the majority of the members of the Board, you and your affiliates shall be permitted to solicit proxies with respect to the election of members of the Board.

It is understood that JPMorgan will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by JPMorgan, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to JPMorgan.

In connection with your evaluation of a Transaction, the Company will provide you access to the terms of the staple financing being offered by its financial advisors and the Company and its representatives will not impede inappropriately your access to rating agencies and surety providers.

Until you or the Company determines that you are no longer participating in the Company's process for a Transaction, if any prospective buyer in a Transaction enters into a confidentiality agreement or other arrangement with the Company relating to a Transaction (a "Third Party Agreement") that grants such prospective buyer more favorable standstill provisions or more favorable access to non-public information, other than any information the Company reasonably determines can only be provided to non-strategic bidders for competitive purposes, relating to the Company or to the staple financing being offered by the Company's financial advisors than has been granted to you, the Company shall promptly notify you and enter into an amendment to this Agreement to make those provisions hereof at least as favorable to you as the provisions contained in the Third Party Agreement.

For a period of eighteen (18) months following the date hereof, you will not, directly or indirectly, solicit for employment or hire (i) any officer of the Company; or (ii) any other employee of the Company or any of its subsidiaries or divisions with whom you have had discussions in connection with the process contemplated by this Agreement, except that you shall not be precluded from soliciting or hiring any such officer or employee who (a) initiates discussions regarding such employment without any direct or indirect solicitation by you,
(b) responds to any public advertisement placed by you (including without limitation, any recruitment efforts pursuant to public advertisement conducted by any recruitment agency on your behalf), or (c) has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such officer or employee.

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You understand and agree that none of the Company, JPMorgan, Lehman Brothers or their respective affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material, except for those representations and warranties, if any, contained in a Transaction Agreement (as hereinafter defined). You also agree that none of the Company, JPMorgan, Lehman Brothers or their respective affiliates or representatives shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. The Company has no obligation to provide as part of the Evaluation Material any information except that which it decides to provide in its sole discretion.

You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"). You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a final definitive agreement relating to a Transaction with any other party without prior notice to you or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

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This Agreement may be modified or waived only by a separate writing signed by the parties expressly modifying or waiving this Agreement.

The term "person" as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership (general or limited), limited liability company, unlimited liability company, joint venture, estate, trust, group, association, organization, labor union, individual or any other entity or governmental or quasi-governmental body.

This Agreement is for the benefit of and may be enforced by you and your Representatives, the Company, JPMorgan, Lehman Brothers and its and their directors, officers, shareholders, affiliates, employees and agents, shall terminate eighteen (18) months from the date hereof and be governed by and construed in accordance with Ohio law without regard to conflicts of law principles. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Ohio and of the United States of America located in the State of Ohio for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. You also agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts and that service of any process, summons, notice or document by U.S. registered mail to your address as set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Ohio and of the United States of America located in the State of Ohio, and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Please confirm your agreement with the foregoing by signing and returning one counterpart of this Agreement to the undersigned, whereupon this Agreement shall become binding between you and the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.,
On behalf of

WENDY'S INTERNATIONAL, INC.

By:    /s/ Christopher Martell
   ---------------------------
    Name:  Christopher Martell
    Title: Vice President

Accepted as of the
date first above written:

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SANDELL ASSET MANAGEMENT CORP.


By:   /s/ Rick Gashler
   ---------------------------
   Name:  Rick Gashler
   Title: General Counsel